Exhibit 99.1

Dendrite Reports Second Quarter Financial Results

Operational Effectiveness initiatives estimated to yield $40 million of annualized savings

Bedminster, N.J., August 8, 2006 - Dendrite International, Inc. (NASDAQ: DRTE) today reported its financial results for the quarter ended June 30, 2006.

Revenues for the quarter were $106.4 million, down 8% compared to revenues of $115.1 million in the prior year period.  Year-over-year revenue comparisons were negatively affected by approximately $13 million of considerations, including a $4 million contract cancellation settlement fee in the second quarter 2005 and $9 million of reduced spending from the Company’s largest customer in the second quarter 2006.

The Company reported a loss of $0.02 per diluted share in the second quarter 2006 which included $0.11 of  items and charges consisting of: $0.04 per share in severance and restructuring charges, $0.02 per share in compensation expense (related to stock options and shares issued under the Company’s existing employee stock purchase plan), $0.02 per share impact related to the year-over-year increase in the Company’s effective tax rate, and $0.03 per share of additional expense related to the implementation of its Operational Effectiveness program and strategic initiatives.  This compares to earnings of $0.28 per diluted share for the second quarter 2005.

Dendrite confirmed its commitment to deliver cost reductions in excess of  5% from its 2005 run rate through its Operational Effectiveness and restructuring program as communicated during Dendrite’s February 2006 Analyst Day.  “I am pleased to announce that we have identified in excess of $40 million of expense reductions from our 2006 budget in order to meet our commitment,” stated Chief Operating Officer Joe Ripp.

“We are making significant progress towards the goals we set at the beginning of the year.  At that time, we promised to:

•                    develop and implement a plan in 2006 to reduce our cost structure;

•                    increase business performance transparency in the reporting format we deploy; and

1405/1425 ROUTE 206 SOUTH • BEDMINSTER, NJ • 07921
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•                    position us to focus the second half of 2006 on driving the Company towards profitable growth.

We are on target to deliver against all of these commitments,” said Chairman and Chief Executive Officer John Bailye.

Segment Results

The Company introduced enhanced transparency with segment reporting in the second quarter 2006.

Sales solutions

Sales solutions had a very strong quarter in terms of new licenses, with over 9,000 new licenses sold across 13 contracts worldwide, including another competitive takeaway.  These new licenses are expected to yield future revenue for implementation and ongoing services.  Year-on-year revenues for the quarter were down 14% to $69.2 million compared to $80.3 million in the second quarter of 2005, due largely to second quarter 2005 non-recurring project spending by large customers.  As a result, operating income in this segment decreased to $12.1 million for the quarter compared to $21.7 million in the prior year period.  Second quarter 2006 Sales solutions operating income included approximately $0.8 million of restructuring charges.

Said Mr. Ripp, “Notwithstanding the reduction in revenue from our largest customer, we continue to grow our market share and remain confident about the prospects for future growth opportunities.”

Marketing solutions

Marketing solutions revenue of $30.8 million in the second quarter 2006 increased 8% versus second quarter 2005.  Marketing solutions reported an operating loss of approximately $2.5 million in the second quarter 2006 compared to operating income of approximately $0.8 million in the second quarter of 2005.  This change was due to increased investments in this segment as well as second quarter 2006 restructuring costs of nearly $1.0 million.

Ripp continued, “We focused our efforts in the first half on investing for growth and improved margins.  This will continue in the second half as we identify additional opportunities for growth.”

Emerging solutions

Emerging solutions revenue of $6.4 million increased 1% from revenue of $6.3 million in the prior year period.  Strong growth of 38% in the compliance business was offset by a previously reported contraction in clinical revenues.  The Emerging solutions segment reported an operating loss in the second quarter of 2006 of approximately $0.3 million, compared to operating income of nearly $0.8 million in the second quarter 2005.  Restructuring charges were minimal in this segment.

“We’re very pleased with the growth of our Compliance business and it will be an important component of our growth strategy going forward,” Mr. Ripp said.

Corporate segment

Dendrite reported Corporate expenses of $9.5 million in the second quarter of 2006 compared to $3.6 million in the second quarter of 2005, primarily reflecting the substantial charges the Company is incurring as it implements its Operational Effectiveness initiative.  Costs associated with stock options and restricted stock contributed nearly $2.1 million of additional expense in the second quarter 2006.  The second quarter 2006 Corporate segment expense also included approximately $0.9 million of restructuring charges.  The remaining increase in Corporate segment expense is attributable primarily to consulting and other miscellaneous costs relating primarily to the Company’s Operational Effectiveness program and other strategic initiatives.

Summary of Key Balance Sheet Items

•                  The Company generated $8.8 million of cash from operations in the second quarter 2006.

•                  Days sales outstanding (DSO) improved to 58 days, down 4 days from the first quarter 2006.

•                  The Company ended the second quarter 2006 with $80.4 million in cash and cash equivalents.

•                  Total capital expenditures were $5.4 million in the second quarter 2006.

Business Highlights

The Company’s Sales solutions segment experienced significant growth in licenses by selling more than 9,000 new sales force effectiveness licenses in the second quarter

•                  Secured an unprecedented, strategic agreement in the United States with Schering-Plough to implement components of Dendrite’s flagship Mobile Intelligence™ Sales Force Effectiveness (SFE) solution and Sample Compliance solutions into Schering-Plough’s existing internal sales force system.

•                  Added four new European clients and signed two new agreements in Latin America.

•                  Added sanofi-aventis K.K. (announced in May 2006), Wyeth, Kowa Nikken, ALTANA, and its second new domestic customer in China in its Asia region.

•                  Launched j-ForceWIRELESS™, the first wireless operating environment designed to provide pharmaceutical sales forces in emerging pharmaceutical markets with a turnkey sales force effectiveness solution.

•                  Announced Dendrite’s breakthrough U.S. development environment for mobile applications to address the increasing need for more convenient, portable solutions to enable communication between the home office, the sales representative, prescribers and patients.

The Company’s Marketing solutions segment underwent significant change to drive future results:

•                  Announced the appointment of Carl L. Cohen as President of its North American division in June.

•                  Patient adherence programs remained the fastest growing new business area in the US. During the first half of 2006, Dendrite signed patient adherence agreements that are expected to result in nearly the same number of programs as the full year in 2005, including a master services agreement with GlaxoSmithKline to orchestrate patient adherence programs for all of the Company’s participating brands.

•                  In Europe, the Company’s strategic Marketing solutions saw a 40% increase in revenue compared to the same period in 2005, primarily due to an accelerated demand for Dendrite’s Physician Connect™ solution to target prescribing influencers at a local, regional and country level. Thirty-four new agreements were signed in the second quarter.

•                  Launched the newest version of its web-based marketing solution, Campaign Manager™ 6.0, that enables pharmaceutical companies to deliver highly targeted, multi-channel marketing campaigns to prescribers and their patients.

The Company’s Emerging solutions segment enjoyed another strong growth quarter with its Compliance solutions, which grew 38% from second quarter 2005 and year-to-date has grown 39% over the first half of 2005.

•                  Signed a comprehensive, three-year contract with Astellas Pharma US, Inc.,  to manage their sample accountability and compliance solutions, an important competitive win for the Company, as the trend towards outsourcing of sample accountability and compliance solutions continues to grow.

•                  Experienced increased penetration for the Company’s State Solutions with 25 additional agreements signed in the second quarter amid growing state-level legislation intended to regulate gift giving, promotional activities and advertising to doctors by pharmaceutical sales representatives.

Outlook

The Company revised its 2006 revenue outlook to approximately $427 to $437 million, down from its previous outlook of $437 to $463 million, primarily as a result of lower than anticipated spending from its largest customer and weaker than expected performance in its Marketing solutions group for the second half of the year.

To participate in Dendrite’s earnings call to be telecast on August 8, 2006 at 5 p.m. EDT, or to obtain replay information, please visit the Investors’ Highlights Section of our website at www.dendrite.com.

ABOUT DENDRITE

Founded in 1986, Dendrite International (NASDAQ: DRTE) enables sales, marketing, clinical and compliance solutions for the global, pharmaceutical industry.  The Company’s clients are located in more than 50 countries and include the world’s top 20 pharmaceutical companies. For more information, please visit www.dendrite.com.

Investor Relations

Christine Croft
908-443-4265
christine.croft@dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

FORWARD LOOKING INFORMATION:  This document contains forward-looking statements that may be identified by such forward-looking terminology as “expect,” “believe,” “anticipate,” “will,” “intend,” “plan,” “target,” “outlook,” “guidance,” and similar statements or variations. Such   forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve significant risks and uncertainties, including risks which may result from our dependence on the pharmaceutical industry; our fixed expenses in relation to fluctuating revenues and variations in customers’ budget cycles; dependence on certain major customers, including the risk associated with one substantial customer currently assessing its U.S. sales force effectiveness services needs; fluctuations in quarterly revenues due to lengthy sales and implementation cycles; our ability to successfully implement our Operational Effectiveness program and to achieve the cost savings in the amounts and time periods expected or budgeted; changes in demand for our products and services attributable to any weakness  in the  economy or mergers, acquisitions and consolidations in the pharmaceutical industry; and risks associated with foreign currency fluctuations and our ability to adopt and respond successfully to the other unique risks involved in our non-U.S. operations.  Other important factors that should be reviewed and carefully considered are included in the Company’s 10-K under “Factors That May Affect Future Results” and its 10-Qs and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in expectations or assumptions or other changes affecting such forward-looking statements, even if such results or changes make it clear that any such projected results will not be achieved. Any outlook and other forward-looking information is as of the date of this release only.  At any such time in the future as the Company may provide revenue, earnings and other outlook information, prior related outlook should no longer be considered current.

TABLE 1
DENDRITE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,
	2006		%	2005		%	Change

Revenues:

Services & Technology:
Sales solutions	$69,214		65.1%	$80,257		69.7%	-14%
Marketing solutions	30,784		28.9%	28,467		24.7%	8%
Emerging solutions	6,383		6.0%	6,342		5.5%	1%
Total revenues	106,381		100.0%	115,066		100.0%	-8%

Operating Costs & Expenses:
Operating costs (including shipping)	59,398		55.8%	58,829		51.1%	1%
Selling, general and administrative	42,095	(1)	39.6%	34,075	(2)	29.6%	24%
Research and development	1,494		1.4%	1,454		1.3%	3%
Restructuring and other charges	2,578	(3)	2.4%	—		0.0%	NM
Amortization of acquired intangible assets	1,035		1.0%	1,130		1.0%	-8%
Total operating costs & expenses	106,600		100.2%	95,488		83.0%	12%

Operating (loss) income	(219)		-0.2%	19,578		17.0%	101%

Interest income, net	(504)		-0.5%	(24)		0.0%	NM
Other expense, net	71		0.1%	20		0.0%	NM

Income before income tax expense	214		0.2%	19,582		17.0%	99%

Income tax expense	927	(4)	0.9%	7,539		6.6%	88%

Net (loss) income	$(713)		-0.7%	$12,043		10.5%	106%

Net (loss) income per share:
Basic	$(0.02)			$0.28			NM
Diluted	$(0.02)			$0.28			NM

Shares used in computing net (loss) income per share:
Basic	43,650			42,592
Diluted	43,650			43,630

(1)          Includes $1,226 out of $1,300 total stock-based compensation expense from the adoption of SFAS 123(R) and $833 out of $845 total restricted stock expense, respectively.

(2)          Includes $20 of restricted stock expense.

(3)          $2,027 of severance expense and $536 of other expense.

(4)          The large income tax expense compared to income before income tax expense primarily driven by the inability to benefit from losses in certain foreign jurisdictions, the impact of FAS 123 (R), and increased permanent non-deductible items.

NM - Not meaningful.

TABLE 2
DENDRITE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Six Months Ended June 30,
	2006		%	2005		%	Change

Revenues:

Services & Technology:
Sales solutions	$135,554		64.7%	$147,998		69.0%	-8%
Marketing solutions	61,579		29.4%	53,781		25.1%	14%
Emerging solutions	12,377		5.9%	12,734		5.9%	-3%
Total revenues	209,510		100.0%	214,513		100.0%	-2%

Operating Costs & Expenses:
Operating costs (including shipping)	119,149		56.9%	112,480		52.4%	6%
Selling, general and administrative	81,891	(1)	39.1%	69,863	(2)	32.6%	17%
Research and development	3,228		1.5%	3,272		1.5%	-1%
Restructuring and other charges	2,578	(3)	1.2%	9,372	(4)	4.4%	-72%
Amortization of acquired intangible assets	2,057		1.0%	2,380		1.1%	-14%
Total operating costs & expenses	208,903		99.7%	197,367		92.0%	6%

Operating income	607		0.3%	17,146		8.0%	96%

Interest income, net	(958)		-0.5%	(165)		-0.1%	NM
Other expense (income), net	46		0.0%	(3)		0.0%	NM

Income before income tax expense	1,519	(5)	0.7%	17,314		8.1%	91%

Income tax expense	1,524		0.7%	6,666		3.1%	77%

Net (loss) income	$(5)		0.0%	$10,648		5.0%	100%

Net (loss) income per share:
Basic	$—			$0.25			100%
Diluted	$—			$0.24			100%

Shares used in computing net (loss) income per share:
Basic	43,599			42,531
Diluted	43,599			43,687

(1)     Includes $2,561 out of $2,728 total stock-based compensation expense from the adoption of SFAS 123(R) and $1,327 out of $1,339 total restricted stock expense, respectively.

(2)   Includes $34 of restricted stock expense.

(3)     $2,027 of severance expense and $536 of other expense.

(4)     $7,649 of facility related charges and $1,723 of severance expense.

(5)     The large income tax expense compared to income before income tax expense is primarily driven by the inability to benefit from losses in certain foreign jurisdictions, the impact of FAS 123 (R), and increased permanent non-deductible items.

NM-Not Meaningful.

TABLE 3
DENDRITE INTERNATIONAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (SEE NOTES)

(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change

Total revenue - GAAP	$106,381	$115,066	-8%	$209,510	$214,513	-2%

Impact of foreign exchange rates (1)	(259)	—		2,711	—

Total revenue - Adjusted	$106,122	$115,066	-8%	$212,221	$214,513	-1%

	Three Months Ended June 30,			Six Months Ended June 30,
	2006		2005	2006		2005
Operating (loss) income - GAAP	$(219)		$19,578	$607		$17,146

Stock option expense (2)	1,300		—	2,727		—
Surplus facility charges (3)	—		—	—		7,649	(3)
Severance charges	2,042	(5)	—	2,042	(5)	1,723	(4)
Other restructuring charges	536	(6)	—	536	(6)	—

Operating income - Adjusted	$3,659		$19,578	$5,912		$26,518

	Three Months Ended June 30,			Six Months Ended June 30,
	2006		2005	2006		2005
Net income per share:
Diluted - GAAP	$(0.02)		$0.28	$—		$0.24

Stock option expense (2)	0.02	(7)	—	0.04	(7)	—
Surplus facility charges (3)	—		—	—		0.10	(10)
Severance charges	0.03	(8)	—	0.03	(8)	0.03	(11)
Other restructuring charges	0.01	(9)	—	0.01	(9)	—

Diluted - Adjusted	$0.05		$0.28	$0.09		$0.37

Note: 2006 EPS does not foot down due to the mathematical rounding of the individual calculations.

(1)	The impact of exchange rates are calculated by taking 2006 local currency revenue and applying the 2005 exchange rates for comparison purposes.

(2)

Prior to January 1, 2006, the Company accounted for stock-based compensation under Accounting Principles Board, Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In accordance with APB 25, the Company historically used the intrinsic value method to account for stock-based compensation expense. Under APB 25, stock options and shares issued under the Company’s employee stock purchase plan were not an expense for accounting purposes and, as a result, no compensation expense is included in the 2005 reporting period related to these items. As of January 1, 2006, the Company accounts for stock-based compensation expense, including expense related to stock options and shares issued under the employee stock purchase program, under the fair value method of Statement of Financial Accounting No. 123(R), “Shared-Based Payment” (“FAS 123(R)”). As the Company adopted the modified prospective method, results for prior periods have not been restated under the fair value method for GAAP purposes.

(3)

The surplus facility charges relates to vacating a New Jersey facility and for additional facilities vacated in previous periods due to changes in market conditions, as well as the write-off of leasehold improvements associated with the exit of our New Jersey facility.

(4)	The 2005 severance charges relates to the elimination of certain senior and mid-level management positions.

(5)	The 2006 severance charges relates to the elimination of certain positions relating to our Operational Effectiveness initiative (“OE”).

(6)	The 2006 other restructuring charges primarily relates to the refocusing of our Japanese business.

(7)	The tax effect using the marginal tax rate is $430 and $896 for the three and six months ended June 30, 2006, respectively.

(8)	The tax effect using the marginal tax rate is $694 for the three and six months ended June 30, 2006.

(9)	The tax effect using the marginal tax rate is $223 for the three and six months ended June 30, 2006.

(10)	The tax effect using the marginal tax rate is $3,075 for the six months ended June 30, 2005.

(11)	The tax effect using the marginal tax rate is $487 for the six months ended June 30, 2005.

TABLE 4
DENDRITE INTERNATIONAL, INC.

SEGMENT REVENUE, OPERATING INCOME (LOSS) AND RESTRUCTURING AND OTHER CHARGES

(IN THOUSANDS)
(UNAUDITED)

	For the Three Months Ended June 30, 2006
	Sales Solutions	Marketing Solutions	Emerging Solutions	Corporate	Total
Revenue	$69,214	$30,784	$6,383	$—	$106,381
Operating income (loss)	$12,133	$(2,493)	$(345)	$(9,514)	$(219)
Restructuring charges	$759	$954	$4	$861	$2,578

	For the Three Months Ended June 30, 2005
	Sales Solutions	Marketing Solutions	Emerging Solutions	Corporate	Total
Revenue	$80,258	$28,467	$6,342	$—	$115,067
Operating income (loss)	$21,675	$750	$770	$(3,617)	$19,578
Restructuring charges	$—	$—	$—	$—	$—

	For the Six Months Ended June 30, 2006
	Sales Solutions	Marketing Solutions	Emerging Solutions	Corporate	Total
Revenue	$135,555	$61,578	$12,377	$—	$209,510
Operating income (loss)	$22,052	$(3,776)	$(552)	$(17,117)	$607
Restructuring charges	$759	$954	$4	$861	$2,578

	For the Six Months Ended June 30, 2005
	Sales solutions	Marketing solutions	Emerging solutions	Corporate	Total
Revenue	$147,998	$53,781	$12,734	$—	$214,513
Operating income (loss)	$33,346	$(422)	$979	$(16,757)	$17,146
Restructuring charges	$—	$—	$—	$9,372	$9,372

TABLE 5
DENDRITE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)
(UNAUDITED)

	June 30, 2006	December 31, 2005
Assets

Current Assets:
Cash and cash equivalents	$80,395	$66,145
Accounts receivable, net	68,744	80,167
Prepaid expenses and other current assets	10,021	8,544
Deferred income taxes	9,088	8,848
Total current assets	168,248	163,704

Property and equipment, net	52,825	52,592
Other assets	9,378	8,856
Goodwill	90,257	90,440
Intangible assets, net	22,942	25,083
Capitalized software development costs, net	10,591	10,341
Deferred income taxes	13,008	11,991
	$367,249	$363,007

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$8,262	$7,677
Income taxes payable	10,785	9,518
Capital lease obligations	1,390	1,383
Accrued compensation and benefits	19,219	17,950
Accrued professional and consulting fees	5,904	5,690
Accrued restructuring and other charges	1,373	1,490
Other accrued expenses	16,010	17,468
Purchase accounting restructuring accrual	1,130	1,601
Deferred revenues	15,855	18,680
Total current liabilities	79,928	81,457

Capital lease obligations	816	1,648
Purchase accounting restructuring accrual	2,428	3,009
Accrued restructuring and other charges	3,800	4,143
Deferred rent	5,526	5,740
Other non-current liabilities	5,590	5,595

Stockholders’ Equity:
Preferred stock, no par value, 15,000,000 shares authorized, none issued	—	—
Common stock, no par value, 150,000,000 shares authorized, 46,528,807 and 46,353,252 shares issued; 43,667,504 and 43,491,949 shares outstanding at June 30, 2006 and December 31, 2005, respectively	151,539	149,947
Retained earnings	148,943	148,948
Deferred compensation	—	(4,419)
Accumulated other comprehensive income (loss)	416	(1,324)
Less treasury stock, at cost	(31,737)	(31,737)

Total stockholders’ equity	269,161	261,415

	$367,249	$363,007

TABLE 6
DENDRITE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net (loss) income	$(5)	$10,648
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,573	11,135
Write-off of property and equipment	—	1,030
Stock-based compensation	4,059	34
Deferred income taxes	(931)	(2,905)
Excess tax benefits from stock-based awards	(348)	—
Changes in assets and liabilities, net of effects from acquisitions:
Decrease (increase) in accounts receivable	12,799	(7,247)
(Increase) decrease in prepaid expenses and other current assets	(1,330)	1,027
Increase in other assets	(387)	(804)
Decrease in accounts payable and accrued expenses	(871)	(212)
(Decrease) increase in accrued restructuring and other charges	(460)	7,339
Decrease in purchase accounting restructuring accrual	(789)	(1,630)
Increase in income taxes payable	1,480	2,045
(Decrease) increase in deferred revenue	(3,154)	716
Decrease in other non-current liabilities	(26)	(182)
Net cash provided by operating activities	22,610	20,994

Investing activities:
Acquisitions, net of cash acquired	—	(10,172)
Purchases of property and equipment	(7,709)	(17,753)
Additions to capitalized software development costs	(2,689)	(2,439)
Net cash used in investing activities	(10,398)	(30,364)

Financing activities:
Payments on capital lease obligations	(825)	(890)
Excess tax benefits from stock-based awards	348	—
Issuance of common stock	1,723	2,527
Net cash provided by financing activities	1,246	1,637
Effect of foreign exchange rate changes on cash	792	(149)
Net increase (decrease) in cash and cash equivalents	14,250	(7,882)
Cash and cash equivalents, beginning of year	66,145	64,020
Cash and cash equivalents, end of period	$80,395	$56,138